Exhibit 10.3
LIMITED LIABILITY COMPANY INTERESTS AND ASSET
PURCHASE AGREEMENT
      This Limited Liability Company Interests and Asset Purchase Agreement (this “Agreement”), is dated as of May 19, 2006 (the “Effective Date”), by and among BellBoy, Inc., a Delaware corporation (“LLC Seller”), Boykin Hotel Properties, L.P., an Ohio limited partnership (“BHP”), Sanibel View Development, LLC, a Delaware limited liability company (“Sanibel”), White Sand Villas Development, LLC, a Delaware limited liability company (“White Sand”), BeachBoy, LLC, a Delaware limited liability company (“BeachBoy”) and Pink Shell Realty, LLC, a Delaware limited liability company (“PSR” and, collectively, with BHP, Sanibel, White Sand and BeachBoy, the “Asset Sellers” and each individually, an “Asset Seller”), New Pink Shell, LLC, a Delaware limited liability company (“Buyer”), and JABO LLC, a Delaware limited liability company (“Unitholder”). The LLC Seller and the Asset Sellers are collectively referred to herein as “Sellers” and each individually as a “Seller”. Buyer, Sellers and Unitholder are referred to collectively herein as the “Parties” and each individually as a “Party.”
Background
          WHEREAS, LLC Seller owns 100% of the outstanding limited liability company interests (the “LLC Interests”) in Captiva Villas Development LLC, a Delaware limited liability company (the “LLC”);
          WHEREAS, the Asset Sellers and the LLC own certain property, contractual and other rights relating to the property commonly referred to as Pink Shell Beach Resort located in Fort Myers, Florida and further described on Exhibit A (the “Property”);
          WHEREAS, LLC Seller desires to sell to Buyer, and Buyer desires to purchase from LLC Seller, the LLC Interests, on the terms and conditions set forth in this Agreement; and
          WHEREAS, the Asset Sellers desire to sell to Buyer, and Buyer desires to purchase from the Asset Sellers, all of each Asset Seller’s right, title and interest in and to all of the assets, properties and rights, contractual or otherwise, relating to the Property, including, without limitation, the assets identified on Exhibit B attached hereto (collectively, the “Purchased Assets”), provided that the Purchased Assets shall not include any Seller’s interest in any intracompany accounts receivable, on the terms and conditions set forth in this Agreement.
Agreement
          Now, Therefore, in consideration of the premises and mutual covenants set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Definitions
          Section 1.01 Definitions. Capitalized terms used herein will have the following meanings:

          “Adjustment Amount” means the net credit in favor of Sellers or Buyer, as the case may be, determined in accordance with Section 8.02 and Exhibit C of this Agreement. The Adjustment Amount at Closing shall be calculated without duplication of any amounts included in the calculation of the Interim Adjustment Amount.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended.
          “BHP” means Boykin Hotel Properties, L.P., an Ohio limited partnership.
          “BHP LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of BHP dated September 30, 2002, as amended.
          “BHP Unit” means a Common Partnership Unit, as that term is defined is defined in the BHP LP Agreement.
          “Closing Proration” means the net credit in favor of Seller or Buyer, as the case may be, calculated in accordance with Exhibit D attached hereto. The Closing Proration shall be calculated without duplication of any amounts included in the calculation of the Adjustment Amount.
          “Cut-Off Date” means February 14, 2006.
          “Interim Adjustment Amount” means a credit in favor of Sellers in the amount of $1,686,324, representing the agreed-upon Adjustment Amount through and including March 31, 2006.
          “Liabilities” means any and all liabilities, claims, actions, demands, expenses, obligations, damages, suits in equity, debts, accounts, costs, setoffs, contributions, promises, covenants, attorneys’ fees, and/or causes of action of whatever kind or character.
          “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, Boykin Lodging Company and BHP.
          “Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Purchase Price” means an amount equal to $10,686,324 (which amount includes the Interim Adjustment Amount), plus or minus, as the case may be, each of (i) the Adjustment Amount and (ii) the Closing Proration.
          “Superior Proposal” means any inquiry, proposal or offer from any Person relating to (i) the Property, (ii) the LLC Interests, or (iii) the Purchased Assets (including, without limitation, any inquiry, proposal or offer relating to or involving other assets or equity interests of Sellers or their Affiliates), that Sellers or their respective parent companies determine in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation, is more favorable to Sellers than the transactions contemplated by this Agreement.
ARTICLE 2
Purchase and Sale of LLC Interests
          Section 2.01 Purchase of LLC Interests and Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, (a) LLC Seller shall sell, transfer, assign, convey and deliver to Buyer the LLC Interests, and (b) the Asset Sellers shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets.
          Section 2.02 Assumption of Liabilities. At Closing, Buyer shall assume and be responsible for the timely satisfaction or performance, as the case may be, of all Liabilities, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Purchased Assets to the extent such Liabilities arise after the Cut-Off Date (collectively, the “Assumed Liabilities”), provided that the Assumed Liabilities shall not include any obligations in respect of intracompany accounts receivable. Except and as otherwise expressly provided herein, this Agreement shall not constitute an assumption by Buyer of any Liabilities, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Purchased Assets prior to the Cut-Off Date.
          Section 2.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio, on the date of, and immediately prior to, the closing of the transactions contemplated by the Merger Agreement (the “Closing Date”).
          Section 2.04 Payments on the Closing Date.
          (a) Subject to Section 10.03, at the Closing, Buyer shall pay to Sellers, an amount equal to the Purchase Price. Payment shall be made by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by Sellers to Buyer at least one business day prior to Closing.
          (b) So long as such cooperation does not (i) impose upon Seller any adverse tax consequences or any other liabilities, or (ii) adversely impact the ability of Seller to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof or directly or indirectly impose any adverse present or future tax consequences to the Parent (as defined in the Merger Agreement) or its subsidiaries, as determined by the Parent in its sole discretion, Seller shall, upon receipt of an Option Notice (as defined in Section 2.04(c)), cooperate to satisfy all or any portion of Buyer’s obligation to pay the Purchase Price as contemplated by Section 2.04(c).
          (c) If Buyer timely delivers an Option Notice in accordance with this Section 2.04(c), Sellers shall transfer or otherwise distribute the LLC Interests or Purchased Assets specified in the Option Notice to BHP prior to Closing. At Closing, BHP shall distribute the applicable LLC Interests or Purchased Assets to Buyer. In exchange therefor, Unitholder shall transfer to BHP, and BHP shall redeem, a number of BHP Units owned by Unitholder with a value equal to the Purchase Price or the applicable portion thereof (the “Unit Option”). For purposes of this Agreement, the value of a BHP Unit shall equal the Common Share Merger Consideration (as defined in the Merger Agreement). Buyer shall deliver notice of its intention to exercise the Unit Option (including the portion of the Purchase Price to be satisfied through exercise of the Unit Option) at least five (5) business days prior to Closing (the “Option Notice”). The Option Notice shall identify the LLC Interests and Purchased Assets Buyer intends to acquire through exercise of the Unit Option. For the avoidance of doubt, Buyer and Unitholder shall have no right to exercise the Unit Option if the conditions set forth in Section 2.04(b) are not satisfied.
          Section 2.05 Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Sellers all of the following, each duly executed as applicable:
          (a) resolutions of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of Buyer’s obligations hereunder;
          (b) a certificate executed by an executive officer of Buyer dated the Closing Date certifying on behalf of Buyer that the conditions set forth in Sections 6.02(a) and 6.02(b) have been fulfilled.
          (c) an assignment and assumption agreement pursuant to which the Asset Sellers will transfer, assign, convey and deliver to Buyer all of each Asset Seller’s right, title and interest in and to the Contracts, to the extent assignable (as defined on Exhibit B), and Buyer will assume the Assumed Liabilities (the “Assignment and Assumption Agreement”);
          (d) if the Purchase Price is paid pursuant to the Unit Option as contemplated by Section 10.03 or Section 2.04(b), an assignment of units in form and substance reasonably satisfactory to Sellers and Buyer sufficient to convey to BHP good, valid and marketable title to the BHP Units, free and clear of all liens, claims and encumbrances;
          (e) such other separate instruments of assumption that Sellers may reasonably deem necessary or appropriate in order to confirm or evidence Buyer’s assumption of the Assumed Liabilities.
          Section 2.06 Sellers’ Closing Date Deliveries. At the Closing, Sellers shall deliver or cause to be delivered to Buyer all of the following, each duly executed and notarized as applicable:
          (a) a Special Warranty Deed from each Asset Seller to Buyer in form and substance reasonably satisfactory to Buyer and Sellers relating to each Asset Seller’s right, title and interest in and to the Property;
          (b) a Bill of Sale from each Asset Seller to Buyer in form and substance reasonably satisfactory to Buyer and Sellers relating to the Purchased Assets;
          (c) the Assignment and Assumption Agreement;

          (d) an assignment of the LLC Interests in form and substance reasonably satisfactory to Buyer and Seller sufficient to convey to Buyer the LLC Interests, free and clear of all liens, claims and encumbrances;
          (e) a certificate executed by an officer of each Seller dated the Closing Date certifying on behalf of Sellers that the conditions set forth in Sections 6.03(a) and 6.03(b) have been fulfilled;
          (f) such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Purchased Assets and the LLC Interests; and
          (g) resolutions of Sellers authorizing the execution and delivery of this Agreement and performance of each Seller’s obligations hereunder.
          Section 2.07 Non-Assignment of Certain Purchased Assets. To the extent that the assignment hereunder of any of the Contracts shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution in value thereof. Sellers and Buyer shall use commercially reasonable efforts to obtain any such required consent. If such consent is not obtained, Sellers shall cooperate with Buyer, with no additional out-of-pocket expense or liability to Sellers, in any commercially reasonable arrangement designed to provide for Buyer the benefits of any such Contract, including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Sellers against any other person with respect thereto.
ARTICLE 3
Sellers’ Representations and Warranties
          Section 3.01 Sellers’ Representations and Warranties. Each Seller hereby represents and warrants to Buyer as of the date hereof as follows:
          (a) Each Seller has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company, as the case may be, action on the part of each Seller. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.
          (b) Each Seller is a corporation, limited partnership or limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller has full corporate, partnership or limited liability company power and authority to carry on the business in which it is engaged. The execution and delivery of this Agreement do not, and the consummation by each Seller of the transactions contemplated hereby will not, result in a breach or default under any Seller’s governing instruments.

          (c) No Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than any amounts required to be paid by Sellers to UBS Investment Bank and CB Richard Ellis, which shall be the sole responsibility of Sellers.
          (d) Except for consents and approvals already obtained, no consent or approval of any Person is required with respect to the execution and delivery of this Agreement by any Seller or the consummation by any Seller of the transactions contemplated hereby or the performance of any Seller’s obligations under the Agreement.
          (e) LLC Seller legally and beneficially owns 100% of the issued and outstanding equity interests in the LLC, free and clear of any liens, claims and encumbrances. Upon consummation of the transactions contemplated hereby, Buyer shall acquire good and valid title to the LLC Interests and the personal property included in the Purchased Assets, free and clear of any liens, claims and encumbrances.
          Section 3.02 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 3 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES RELATING TO SELLER, THE PROPERTY, THE LLC INTERESTS, THE PURCHASED ASSETS AND THE BUSINESS AND OPERATIONS RELATING THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AGENTS OR REPRESENTATIVES (AND IN THE CASE OF BUYER, ANY OFFICER, DIRECTOR OR EMPLOYEE THEREOF) OF ANY DOCUMENTATION OR OTHER INFORMATION, INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA.
ARTICLE 4
Buyer’s Representations and Warranties
          Buyer represents and warrants to Sellers as of the date hereof as follows:
          Section 4.01 Authority. Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
          Section 4.02 Organization of Buyer. Buyer is a limited liability company validly existing and in good standing under the laws of the jurisdiction in which it is organized. Buyer has full limited liability company power and authority to carry on the business in which it is engaged. Buyer is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer has full limited liability company power and authority to carry on the business in which it is engaged. The execution and delivery of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, result in a breach or default under Buyer’s limited liability company agreement or other governing instrument.
          Section 4.03 Brokers Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
          Section 4.04 Consents and Approvals. No consent or approval of any Person, is required with respect to the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby or the performance of its obligations under the Agreement.
          Section 4.05 No Registration. Buyer understands and acknowledges that none of the LLC Interests have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state of the United States.
          Section 4.06 Investment Intent. The LLC Interests are being acquired for Buyer’s own account for investment purposes and not with the view to, or for resale in connection with, any distribution, or public offering thereof within the meaning of the Securities Act. The entire legal and beneficial interest of the LLC Interests is being acquired, and will be held, for Buyer’s account only, and neither in whole nor in part for any other person or entity. Buyer understands and acknowledges that no market exists for the LLC Interests and that the LLC Interests may not be sold except pursuant to a registration statement under the Act or pursuant to applicable federal and state exemptions from registration.
          Section 4.07 Accredited Investor. Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.
          Section 4.08 Reliance by Seller; Suitability and Sophistication. Buyer understands and agrees that LLC Seller is relying upon the accuracy of the representations, warranties, acknowledgments and agreements set forth herein in complying with the obligations of Seller under applicable securities laws. Buyer has (a) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of acquiring the LLC Interests and of making an informed investment decision, (b) independently evaluated the risks and merits of acquiring the LLC Interests and has independently determined that the LLC Interests is a suitable investment for it, and (c) sufficient financial resources to bear the loss of its entire investment in the LLC Interests.
          Section 4.09 Condition of Assets and Limitations of Sellers’ Representations. Buyer acknowledges that (a) Buyer will have a reasonable opportunity to inspect and investigate the Property and all matters relating thereto, including, without limitation, all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Buyer’s choosing and (b) Buyer will acquire the LLC Interests based upon Buyer’s own investigation and inspection. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, WITH THE

EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, IN RESPECT OF THE LLC INTERESTS OR THE PROPERTY, INCLUDING, WITHOUT LIMITATION, AS TO THE PHYSICAL, ENVIRONMENTAL OR OPERATING CONDITION OF THE PROPERTY OR THE PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATION AND SIMILAR STRUCTURAL AND OPERATING COMPONENTS, OR THE FINANCIAL CONDITION, PAST, PRESENT OR FUTURE, OF THE PROPERTY OR THE LLC. BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS EXPRESSLY DISCLAIMED ANY SUCH OTHER OR IMPLIED REPRESENTATIONS AND WARRANTIES NOTWITHSTANDING THE DELIVERY TO BUYER OR ITS AGENTS OR REPRESENTATIVES (AND IN THE CASE OF BUYER, ANY OFFICER, DIRECTOR OR EMPLOYEE THEREOF) OF ANY DOCUMENTATION OR OTHER INFORMATION, INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL BE UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES.
          Section 4.10 Release from Liability. Except as may be expressly provided in this Agreement, Buyer, for itself and its successors in interest, releases Seller and its successors in interest from, and waives all claims and liability against Seller for, any structural, physical and/or environmental condition at the Property, and hereby releases Seller from, and waives all liability against Seller attributable to, the structural, physical and/or environmental condition of the Property, including without limitation the presence, discovery or removal of any hazardous substances in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980), as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory causes of action for environmental contamination at, in or under the Property.
ARTICLE 5
Unitholder’s Representations and Warranties
          Section 5.01 Unitholder’s Representations and Warranties. Unitholder hereby represents and warrants to Sellers as of the date hereof as follows:
          (a) Unitholder has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Unitholder. This Agreement has been duly executed and delivered by Unitholder, and constitutes a valid and binding obligation of Unitholder, enforceable against Unitholder in accordance with its terms.

          (b) Unitholder is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation. Unitholder has full limited liability company power and authority to carry on the business in which it is engaged. The execution and delivery of this Agreement do not, and the consummation by Unitholder of the transactions contemplated hereby will not, result in a breach or default under (with or without notice or lapse of time, or both), Unitholder’s limited liability company agreement or other governing instrument or any contract, agreement or other instrument binding upon Unitholder.
          (c) No consent or approval of any Person, is required with respect to the execution and delivery of this Agreement by Unitholder or the consummation by Unitholder of the transactions contemplated hereby or the performance of Unitholder’s obligations under the Agreement.
          (d) Unitholder will realize a substantial economic benefit as a result of the consummation of the transactions contemplated hereby.
          (e) Unitholder legally and beneficially owns, and at Closing will own, BHP Units with a fair market value equal to or greater than the sum of (i) the Purchase Price plus (ii) the Purchase Price, as that term is defined in the Limited Liability Company Interests Purchase Agreement of even date herewith by and among Buyer and certain affiliates of Seller relating to the sale of certain equity interests in Marathon Partners Manager LLC (the “Marathon Purchase Agreement”), free and clear of any liens, claims and encumbrances. Upon satisfaction of Buyer’s obligation to pay the Purchase Price pursuant to the redemption of BHP Units as contemplated by this Agreement, if applicable, BHP shall acquire good, marketable and valid title to that portion of the BHP Units redeemed in payment of the Purchase Price, free and clear of any liens, claims and encumbrances.
ARTICLE 6
Closing Conditions And Deliveries
          Section 6.01 Mutual Conditions. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of the following conditions precedent:
          (a) With the exception of the filing of the OP Merger Certificate (as defined in the Merger Agreement), all of the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the conditions set forth in Section 5.1(a) and Section 5.2(a) thereof, shall have been satisfied.
          Section 6.02 Additional Conditions to Obligations of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver by Sellers of the following conditions:
          (a) The representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects with the same effect as if made at and as of the Closing Date.

          (b) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by Buyer hereunder at or prior to the Closing.
          (c) Sellers shall have received the documents required to be delivered by Buyer pursuant to Section 2.05.
          Section 6.03 Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver by Buyer of the following conditions:
          (a) The representations and warranties of Sellers set forth in Article 3 shall be true and correct in all material respects with the same effect as if made at and as of the Closing Date.
          (b) Sellers shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by Sellers hereunder at or prior to the Closing.
          (c) Buyer shall have received the documents required to be delivered by Seller pursuant to Section 2.06.
ARTICLE 7
Agreements of the Parties
          Section 7.01 Maintain Hotel; Construction.
          (a) Subject to Section 7.06 and Section 7.07, at all times prior to the Closing Date, Sellers shall operate the Property, or cause the Property to be operated, in the ordinary course of business consistent with past practices and continue to maintain the insurance on the Property consistent with past practice. In addition, prior to the Closing Date, Sellers shall not, without the prior written consent of Buyer: (i) permit any new leases or material agreements with respect to the Property or the LLC that are not terminable by Sellers or the LLC upon 30 days notice or less without the payment of a termination fee or penalty; (ii) grant any liens or encumbrances on the Property other than liens arising in the ordinary course of business; or (iii) transfer or otherwise dispose of the Property.
          (b) Notwithstanding Section 7.01(a), Buyer hereby acknowledges that Sellers and the LLC have commenced the Project on the Property. Nothing set forth in this Agreement shall restrict or prohibit Seller from pursuing development of the Project at such time and on the schedule determined by Seller in its sole discretion but in all events, in accordance in all material respects with all applicable contracts, laws, rules and regulations. For purposes hereof, the “Project” means the ongoing redevelopment of and construction on the Property.
          Section 7.02 Buyer’s Access to Information and Records Before Closing. Subject to Section 7.03, from and after the date of this Agreement until Closing, Sellers shall permit representatives of Buyer to have reasonable access during customary business hours, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to the LLC and the Property.
          Section 7.03 Confidentiality. Each of the parties hereto (each a “Receiving Party”) agrees, and shall cause each of its representatives and agents, to keep confidential and not disclose any and all information and data of a proprietary or confidential nature with respect to another party (a “Disclosing Party”) which it has received in connection with this Agreement and the transactions contemplated hereby other than information which is or becomes generally available to the public other than as a result of disclosure by the Receiving Party in violation of this Agreement; provided, however, that notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law, and (b) during the course of or in connection with any legal proceeding based upon or in connection with the subject matter of this Agreement. In the event of termination of this Agreement, each party shall return all documents (including copies thereof) obtained hereunder by such party from the other party (unless readily available from public information sources). The Receiving Party will use such confidential information solely in connection with the transaction contemplated by this Agreement. This Section 7.03 shall survive any termination of this Agreement. Except as required by law, neither party shall, without the prior written consent of the other party, disclose or make public this Agreement, its terms or the transactions contemplated by this Agreement.
          Section 7.04 Further Assurances. Prior to, at and after the Closing, each party to this Agreement shall execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as is reasonably requested by a party hereto, in order to effectuate the terms and conditions of this Agreement.
          Section 7.05 Employee Matters; Workers Compensation Claims. At Closing, Buyer shall receive as a credit against the Purchase Price an amount equal to $97,867 in respect of vacation pay for employees of the resort business operated on the Property. As of the Closing Date, (a) to the extent permitted by applicable law, the REIT (as defined in the Merger Agreement) shall assume all worker’s compensation liabilities relating to the Property arising on or prior to the Cut-Off Date (“Pending WC Claims”) and (b) Parent (as defined in the Merger Agreement) shall use its best efforts to cause the release of Boykin Management Company Limited Liability Company from all such Pending WC Claims, it being understood and agreed that “best efforts” shall not include payment of liquidated damages to Liberty Mutual unless the failure to pay such amounts would not be commercially reasonable. Buyer agrees to indemnify and hold Seller harmless from and against any violations of the Workers Adjustment Retraining and Notification Act, 9 U.S.C. Section 2101 et seq., arising as a result of the transactions contemplated by this Agreement. The obligations contained in this Section 7.05 shall survive Closing.
          Section 7.06 Damage to the Property. If, after the Effective Date and prior to the Closing Date, the Property or the Purchased Assets are damaged or destroyed by fire or any other cause, Sellers shall assign to Buyer the right to receive the insurance proceeds payable in connection therewith under any insurance policy or policies covering the Purchased Assets or the Property and the Parties shall remain obligated to perform this Agreement. If this Agreement is terminated, Buyer shall reassign the right to receive any such proceeds to Sellers. In addition, Seller shall indemnify Buyer from and against the insurance deductible payable under any such insurance policy covering the Purchased Assets or the assets owned by the LLC. Any insurance proceeds for losses resulting from casualties occurring on or prior to the Cut-Off Date shall be paid to Sellers, provided that from and after Closing any proceeds of insurance claims submitted after April 21, 2006 relating to the cottages located on the Property shall be paid to Buyer regardless of when such losses occurred. From and after Closing, any insurance proceeds for losses resulting from casualties occurring after the Cut-Off Date shall be paid to Buyer.
          Section 7.07 Condemnation. If, after the Effective Date and prior to the Closing Date, the Purchased Assets or any portion thereof shall be subjected to a partial or total taking by eminent domain or inverse condemnation or for any public or quasi-public use, or if any notice of intent of taking or sale in lieu of taking is received by Sellers, Sellers shall assign to Buyer all of the proceeds of such taking and the Parties shall proceed to close this transaction. If this Agreement is terminated, Buyer shall reassign the right to receive any such proceeds to Sellers.
          Section 7.08 Title and Survey Matters. In the event Buyer elects to obtain a title policy in respect of the Property at Closing, Seller shall obtain such title policy from Fidelity National Title Insurance Company, Cleveland, Ohio (the “Title Company”) and Seller shall execute customary title affidavits and certificates as are required by the Title Company in connection with the issuance of the title policy. In addition, Sellers shall be obligated to remove any monetary, mortgage or other financing liens on the Purchased Assets or the Property arising from and after the Effective Date regardless of whether Buyer elects to obtain a title policy.
          Section 7.09 Section 1031 Exchange. In the event that either party shall be using the transaction contemplated hereby as part of an exchange of like kind property pursuant to Section 1031 of the Internal Revenue Code, the other party shall cooperate in connection therewith by executing and delivering such documents and instruments as may be reasonably required in order to accomplish any such like kind exchange, provided that, the party so cooperating shall not be required to bear any costs or expenses or take on any liability in connection therewith and the party effecting such exchange shall pay the costs and expenses, including legal fees and costs, of the cooperating party incurred in connection with such cooperation.
          Section 7.10 Real Estate Taxes Escrow. Notwithstanding the proration contemplated by item (a) of Exhibit D [Closing Prorations] attached hereto, at Closing, the portion of the real estate taxes payable by Seller in respect of the Property for the calendar year during which Closing occurs shall be deposited with an escrow agent to be held upon terms reasonably satisfactory to Buyer and Seller. The terms of the escrow arrangement shall provide that (a) Buyer shall not be permitted to receive a distribution of the escrowed funds without Seller’s prior written consent and (b) either Buyer or Seller shall be permitted to direct payment of the escrowed funds to the applicable taxing authority without consent or approval of the other party.
          Section 7.11 Management Agreement Termination Fee. At Closing, Seller shall pay to Buyer, or Buyer shall receive as a credit against the Purchase Price, an amount equal to the termination fee contemplated by Section 17 of that certain Hotel Management Agreement, dated October 24, 2002, between BeachBoy LLC and Boykin Management Company Limited Liability Company, relating to the Property.
ARTICLE 8
Purchase Price Adjustments
          Section 8.01 Interim Adjustment Amount. Buyer and Sellers acknowledge and agree that the Interim Adjustment Amount was calculated as of March 31, 2006 and as set forth on Exhibit E of this Agreement.
          Section 8.02 Adjustment Amount.
          (a) Sellers and Buyer acknowledge and agree that the Adjustment Amount shall be determined in accordance with this Section 8.02 and Exhibit C of this Agreement. If the Adjustment Amount results in a net credit in favor of Seller, the Purchase Price shall be increased by the amount of the Adjustment Amount. If the Adjustment Amount results in a net credit in favor of Buyer, the Purchase Price shall be reduced by the amount of the Adjustment Amount.
          (b) Prior to Closing, Sellers shall deliver to Buyer monthly financial reports in respect of the Project. Sellers shall use good faith efforts to include in such financial reports all material information in any Seller’s possession to be included in the calculation of the Adjustment Amount, provided that Sellers and Buyer acknowledge and agree that Sellers’ failure to include any amounts in any monthly report shall not prevent the inclusion of such amounts in the calculation of the Adjustment Amount at Closing. Absent manifest error, the books, records and calculations of Sellers relating to the Adjustment Amount, which shall be kept and made by Sellers in good faith, shall be binding on all parties to this Agreement.
          Section 8.03 Closing Proration.
          (a) Prior to Closing, Sellers shall cause its accounting staff (“Seller’s Accountants”) to make such inventories, examinations and audits of the business operated on the Property (the “Business”), and of the books and records of the Business, as Seller’s Accountants may deem necessary to make the prorations contemplated by this Section 8.03 and Exhibit D hereto. Buyer or its designated representatives may be present at such inventories, examinations and audits of the Business. Based upon such audits and inventories, Seller’s Accountants will prepare and deliver to Buyer and Sellers no later than the Closing Date a closing statement (the “Closing Statement”), which shall serve as the basis upon which the Closing Proration shall be determined at the Closing. Buyer and Sellers shall cooperate in good faith to agree upon the Closing Statement, provided that, absent manifest error, the records and calculations of Seller’s Accountants (which shall be kept and made in good faith) shall be binding upon all parties to this Agreement.
          (b) If the Closing Proration results in a net credit in favor of Sellers, the Purchase Price shall be increased by the amount of the Closing Proration. If the Closing Proration results in a net credit in favor of Buyer, the Purchase Price shall be reduced by the amount of the Closing Proration.

ARTICLE 9
Termination
          Section 9.01 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as provided below:
          (a) By mutual written agreement of Buyer and Sellers;
          (b) By Buyer or Sellers if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;
          (c) By Buyer or Sellers, upon termination of the Merger Agreement; and
          (d) By Sellers, if Sellers or any of their respective Affiliates shall have received a Superior Proposal.
          Section 9.02 Termination Fee. In the event of termination of this Agreement by Seller as provided in Section 9.01(d), Seller shall pay Buyer an amount equal to the amount of Buyer’s reasonable out-of-pocket expenses for which Buyer has not theretofore been reimbursed by Seller, provided that the aggregate amount of expenses reimbursed pursuant to this Section 9.02 and Section 9.02 of the Marathon Agreement shall not exceed $350,000.
          Section 9.03 Effect of Termination. In the event of termination of this Agreement by Buyer or Sellers as provided in this Article 9, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer or Sellers, other than the confidentiality provisions of Section 7.03, Section 9.02, this Section 9.03 and Article 11, which provisions shall survive such termination. Notwithstanding the foregoing, to the extent that such termination results from a Party’s intentional misconduct or the willful breach by a Party of any representation, warranty or covenant set forth in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such breach.
ARTICLE 10
Remedies; Power of Attorney
          Section 10.01 Sellers’ Specific Performance. Subject to the last sentence of Section 9.03, in the event the Closing fails to occur because of Sellers’ failure to perform its obligations under this Agreement, Buyer shall have the right as its sole and exclusive remedy to specific performance by Seller of its obligations under this Agreement.
          Section 10.02 Indemnification. From and after the Closing, Buyer hereby agrees to indemnify, hold harmless and defend Sellers and their respective parent companies, directors, officers, employees, agents and representatives from and against any and all Assumed Liabilities. From and after the Closing, Unitholder hereby agrees to indemnify, hold harmless and defend Sellers and their respective parent companies, directors, officers, employees, agents and representatives from and against any and all Liabilities incurred by any of the foregoing resulting from, arising out of or caused by a breach of Unitholder’s representations and warranties set forth in Section 5.01(e). This Section 10.02 shall survive the Closing.
          Section 10.03 Buyer’s Specific Performance; Limited Power of Attorney.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, if the transactions contemplated hereby are not consummated by reason of Buyer’s default of its obligation to purchase the LLC Interests or the Purchased Assets pursuant to the terms of this Agreement (a “Purchase Default”), Sellers or their parent company shall be entitled, as the sole and exclusive remedy, to (i) cause the assignment and transfer to, and redemption by, BHP of BHP Units owned by Unitholder with a value (determined in accordance with Section 2.04(b)) equal to the unpaid portion of the Purchase Price in satisfaction of Buyer’s payment obligations set forth in Section 2.03 and (ii) retain or direct payment of cash proceeds of the Merger (as defined in the Merger Agreement) otherwise payable to Unitholder (“Unitholder’s Proceeds”) in satisfaction of Buyer’s obligation to pay the Purchase Price or any portion thereof.
          (b) In furtherance of Section 10.03(a)(i), effective upon the occurrence of a Purchase Default, Unitholder hereby constitutes and irrevocably appoints Sellers, by and through any of each Seller’s officers, employees, attorneys, representatives or agents, its true and lawful Attorney-In-Fact, in its name and place and stead and for its benefit, said appointment being coupled with an interest, for the limited purpose of causing the assignment and transfer of BHP Units in accordance with the terms of this Agreement, including the execution of such assignments and other transfer instruments as Sellers may reasonably deem necessary.
          (c) In furtherance of Section 10.03(a)(ii), upon execution of this Agreement, Unitholder shall execute and deliver to Sellers a letter in the form attached hereto as Exhibit F (“Payment Agent Letter”). Following a Purchase Default, Sellers shall be entitled to deliver the Payment Agent Letter to the Payment Agent named therein and take any and all other actions necessary to cause the Payment Agent to deliver the Unitholder’s Proceeds as directed in the Payment Agent Letter. Upon payment of the Purchase Price by Buyer or termination of this Agreement in accordance with Article 9 hereof, whichever occurs first, Sellers shall promptly return the original execution copy of the Payment Agent Letter to Unitholder.
ARTICLE 11
Miscellaneous
          Section 11.01 Survival. None of the representations and warranties of the Parties will survive the Closing.
          Section 11.02 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that Sellers and their Affiliates may make any public disclosure Sellers or their Affiliates believe in good faith, based upon the advice of its counsel, is required by law or regulation or the listing standards of the New York Stock Exchange (in which case Sellers will advise Buyer to the extent practicable prior to making the disclosure). Any press releases made with the prior knowledge of Robert Boykin shall be deemed to have been made with the prior written approval of Buyer and Unitholder.
          Section 11.03 Entire Agreement. This Agreement (including the documents referred to herein) and the Exhibits hereto constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.
          Section 11.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, except that Buyer shall have the right to assign this Agreement to an entity owned and controlled by Robert Boykin and Jack Boykin.
          Section 11.05 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
          Section 11.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          Section 11.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 11.08 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	Copy to:

c/o Boykin Lodging Company	Baker & Hostetler LLP
Guildhall Building	3200 National City Center
45 W. Prospect Avenue, Suite 1500	Cleveland, Ohio 44114
Cleveland, Ohio 44115	Attn: John M. Gherlein
Attn: Richard Conti

If to Buyer:	Copy to:

c/o Robert Boykin	Timothy Q. Hudak
Guildhall Building	Eckert, Seamans, Cherin & Mellott, LLC
45 W. Prospect Avenue, Suite 1550	U.S. Steel Tower
Cleveland, Ohio 4415	600 Grant Street, 44th Floor
Pittsburgh, Pennsylvania 15219
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
          Section 11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio.
          Section 11.10 Consent to Jurisdiction; Venue. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for the Northern District of Ohio, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Ohio state or federal court sitting in the City of Cleveland. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such Party. Nothing in this Section 11.10 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.
          Section 11.11 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of its boards of directors or other governing bodies. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
          Section 11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          Section 11.13 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay for any transfer, mortgage, documentary stamp and sales taxes and fees (including State and County mortgage and deed taxes) incurred in connection with the consummation of the transactions contemplated hereby.
          Section 11.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The terms “hereof,” “herein,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (including all of the Exhibits hereto), and Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise specified.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          In Witness Whereof, each of the parties hereto has caused this Agreement to be duly executed by its respective authorized representative as of the date first above written.

SELLERS:

BHP:	BOYKIN HOTEL PROPERTIES, L.P., an Ohio limited partnership

	By:	Boykin Lodging Company, its general partner

	By:	/s/ Richard C. Conti

	Its:	President

LLC SELLER:	BELLBOY, INC., a Delaware corporation

	By:	/s/ Richard C. Conti

	Its:	Vice President

SANIBEL:	SANIBEL VIEW DEVELOPMENT, LLC,
WHITE SAND:	WHITE SAND VILLAS DEVELOPMENT, LLC,
BEACHBOY:	BEACHBOY, LLC,
PSR:	PINK SHELL REALTY, LLC,
each a Delaware limited liability company

	By:	BellBoy, Inc., the sole member of each of the foregoing

	By:	/s/ Richard C. Conti

	Its:	Vice President

BUYER:	NEW PINK SHELL, LLC, a Delaware limited liability company

	By:	/s/ Robert W. Boykin

	Its:	Managing Member

UNITHOLDER:	JABO LLC, a Delaware limited liability company

By: Boykin Management Company Limited Liability Company, its Managing Member

	By:	The Boykin Group, Inc., its Member

	By:	/s/ Robert W. Boykin

Robert W. Boykin
President

Exhibit A
Legal Description of the Property
To be attached. The legal description shall include all portions of the Pink Shell Beach Resort owned by BHP or its subsidiaries. The parties agree to attach an accurate legal description prior to Closing.

Exhibit B
Purchased Assets
1.	The commercial condominium units located on the Property owned by any Asset Seller.

2.	All recreational facilities, equipment and land owned by any Asset Seller associated with the Property.

3.	The riparian rights, marina and dock facility owned by any Asset Seller, which are subject to that certain lease with the State of Florida.

4.	All inventory owned by any Asset Seller located at the Property, including, without limitation, the food and beverage facilities, gift shop, convenience store, vending, front office, spa, housekeeping and recreational facilities.

5.	All furniture, fixtures and equipment located on the Property and owned by any Asset Seller.

6.	All unit management agreements, lease agreements and rental agreement contracts by and between any Asset Seller and individual condominium owners.

7.	Unit # 603 of the White Sand Villas building, Unit # 2112 of the Sanibel View Villas Building and Unit # 435 of the Vacation Villas building.

8.	Two cottage units owned by Asset Sellers.

9.	All land, construction contracts, licenses, permits and approvals for the development of the 43 unit condominium unit development, known as the Captiva Villas, to the extent transferable, and all liabilities and obligations thereof.

10.	Management agreements for the cottage units located adjacent to the Property.

11.	Management agreements and cost reimbursement agreements with the condominium homeowner associations.

12.	To the extent transferable, all intellectual property including tradenames and copyrights used exclusively in connection with the Property and, to the extent transferable, all computer software and hardware currently used exclusively in connection with the operation of the Property including, but not limited to, any Microsoft or other licenses.

13.	To the extent owned or held by an Asset Seller other than Captiva Villas, all revenues (or portions thereof) from the rental of condominium units that are due and owing to individual unit owners for usage through the time of closing.

14.	To the extent owned or held by an Asset Seller other than Captiva Villas, all deposits related to the sale of condominiums which sales have not yet been consummated.

          The contracts and agreements referred to in items 1 through 14, above, are collectively referred to as the “Contracts.”

Exhibit C
Adjustment Amount Methodology
At Closing, the Purchased Price shall be adjusted as follows:
(1)	Increased by all capitalized costs and expenditures incurred from April 1, 2006 through Closing.

(2)	Decreased by the net income (or increased by the net loss) (calculated in accordance with GAAP) of BHP and its subsidiaries directly or indirectly related to the Property and is constituent elements from 12:01 a.m. on April 1, 2006 through Closing, without deduction for depreciation and amortization, prior to the effect of any net income relating to percentage of completion at the Captiva development and prior to any income and expenses relating to any incidents giving rise to workers compensation claims occurring prior to the Cut-Off Date.

(3)	Reduced by the credits in favor of Buyer referenced in Section 7.05 of this Agreement.

(4)	Increased by net additions (or decreased by net reductions) in inventory levels (including, but not limited to Beverage, Gift Shop, Fuel/Oil, Spa Merchandise and Other) as reflected on the balance sheet at the Property at Closing, as compared to the inventory at March 31, 2006, which totaled $144,722.

(5)	Increased or decreased by: prorations set forth on Exhibit D.

(6)	Increased by imputed interest for the period from April 1, 2006 through Closing based upon the total of (a) $1,950,694 plus (b) the project costs of Captiva Villas from the applicable borrowing date (calculated at a monthly interest rate equal to Seller’s monthly interest rate under that certain Amended and Restated Senior Secured Line of Credit by and among BHP, certain of its affiliates and Lehman Brothers Bank, FSB and Lehman Commercial Paper, Inc., excluding any amounts payable in respect of the non-use fee payable thereunder).

(7)	Increased by the net book value as of the Closing Date of all accounts receivable constituting Purchased Assets and decreased by the net book value as of the Closing Date of all accounts payable constituting Assumed Liabilities.

Exhibit D
Closing Proration
          The following matters and items pertaining to the Purchased Interests shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 12:01 a.m. on the Closing Date (the “Closing Cutoff Time”). Net credits in favor of Buyer shall be deducted from the balance of the Purchase Price at the Closing, and net credits in favor of Seller shall be added to the balance of the Purchase Price at the Closing. Unless otherwise indicated below, Buyer shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Closing Cutoff Time (whether or not due, owing or delinquent as of the Closing Cutoff Time), and Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Closing Cutoff Time. Each of the following prorations shall be calculated to avoid any duplication.
               (a) All nondelinquent ad valorem taxes, special or general assessments, real and personal property taxes, hotel occupancy tax, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Closing Cutoff Time between Buyer and Seller. Seller shall be charged with such taxes and assessments accrued up to, but not including, the date on which the Closing Cutoff Time occurs, and Buyer shall be entitled to a credit for said taxes and assessments. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill for such item. In addition, Seller shall retain liability for sales, use and occupancy tax relating to time periods prior to February 15, 2006 including amounts discovered through a sales tax audit that occurs after the sale.
..
               (b) Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Closing Cutoff Time between Buyer and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer to the extent applicable laws permit these deposits to be transferred into the Buyer’s name. Where possible, cutoff readings will be secured for all utilities as of the Closing Cutoff Time. To the extent they are not available; the cost of such utilities shall be apportioned between the parties on the basis of the latest actual or calculated by meter readings bill for such service.
               (c) Any amounts prepaid or payable under any contracts or insurance policies affecting the Property shall be prorated as of the Closing Cutoff Time between Buyer and Seller. Such amounts include but are not limited to, prepaid advertising fees, prepaid permits and licenses, prepaid dues and subscriptions, prepaid maintenance, prepaid accounting and legal services, prepaid franchise taxes and fees, prepaid visitor and convention bureau fees and prepaid utilities. All amounts known to be due under such contracts or such insurance policies with reference to periods prior to the Closing Date shall be paid by Seller or credited to Buyer as a reduction of the Purchase Price. All prepaid amounts with reference to periods prior to the Closing Date shall be credited to Seller as an increase in the Purchase Price.

               (d) Buyer shall receive a credit for advance payments, if any, under bookings to the extent the bookings relate to a period after the Closing Cutoff Time and have been incurred in accordance with the terms hereof.
               (e) All cash on hand in house banks (including the general manager’s petty cash fund) on the morning of the Closing Date shall be credited to Seller.
               (f) Buyer shall be entitled to a credit for all security and other deposits held by Seller as of the Closing Cutoff Time with respect to the Property, provided that these items can be legally transferred to the Buyer.
               (g) Buyer shall be entitled to a credit for 100% of the value of all outstanding gift certificates.
Subsequent Prorations. Upon receipt of the 2006 tax bill for taxes listed below, the parties agree to adjust the payments contemplated hereby in the same manner as if such bills had been available at the Closing (i.e., Buyer shall be responsible for all payment obligations relating to the period from January 1, 2006 to February 14, 2006):
1. nondelinquent ad valorem taxes;
2. special or general assessments; and
3. real and personal property taxes.

Exhibit E
Interim Adjustment Amount

Pink Shell Resort and Related Entities

Accounting				Pro-rated	Construction
Date	Payee	Description	Full Amount	Amount	Costs	Postage	Marketing	Travel	Capital
Captiva
	Various brokers	Commission advances	45,000.00	45,000.00	45,000.00
12/20/2005	Lee County	Permit Fees	21,660.60	21,660.60	21,660.60
12/29/2005	Fedell Group	Builders Risk Insurance Deposit	82,557.62	82,557.62	82,557.62
1/11/2006	DHL	CTV Construction	10.08	10.08		10.08
1/13/2006	PMC	December Consultant Fees	16,427.98	3,709.54	3,709.54
1/20/2006	Westfield Bank FSB	Builders Risk Insurance Payment	28,308.42	28,308.42	28,308.42
1/24/2006		Dec Postcard Storage	26.50	5.98			5.98
1/24/2006	DHL	CTV Construction	15.90	15.90		15.90
1/27/2006	Mike McGuire	1/17 trip to Captiva	419.85	419.85				419.85
1/31/2006	DHL	CTV Construction	6.81	6.81		6.81
2/1/2006	Westfield Bank FSB	Builders Risk Insurance Payment	28,308.42	28,308.42	28,308.42
2/8/2006	Roetzel & Andress	Legal Fees (1/20/2006)	120.00	120.00	120.00
2/8/2006	Kraft Construction	GC Appl#1	620,546.00	620,546.00	620,546.00
2/13/2006	eBlueprint Lakeside	blueprints (Jan)	1,796.04	1,796.04	1,796.04
2/13/2006	ASC Geosciences	Foundation Pile Load Testing	4,630.00	4,630.00	4,630.00
2/13/2006	Naylor Group	January Fees	2,025.00	2,025.00	2,025.00
2/13/2006		Jan Postcard Storage	25.00	25.00			25.00

Pink Shell
1/20/2006	Turrell & Associates	Dec Fees — Marina Development	166.25	37.54					37.54
2/13/2006	Hans Wilson Assoc	Task IC — Docks (1/31/2006)	63.75	63.75					63.75
2/13/2006	Spectrum Design	Layout Space; furn selection (2/1/06)	836.00	836.00					836.00

Sanibel View Villas
1/31/2006	Pink Shell Resort	Sanibel View Carpet	945.00	945.00					945.00

			853,895.22	841,027.56	838,661.64	32.79	30.98	419.85	1,882.29
     The above schedule includes Captiva Development construction costs and related marketing and administrative expenditures, as well as Pink Shell/White Sand capital costs.

Pink Shell Resort and Related Entities

Accounting				Construction
Date	Payee	Description	Amount	Costs	Capital
Captiva Villas
3/1/2006	Westfield Bank FSB	Builders Risk Insurance Payment	28,308.42	28,308.42
3/2/2006	Kraft Construction	GC Appl#2	488,297.48	488,297.48
3/9/2006	HKS Architects	2/14/06 Professional Services	4,025.61	4,025.61
3/9/2006	Humiston & Moore Engineers, Inc	January Professional Services	301.70	301.70
3/9/2006	PMC	January Professional Services	10,232.45	10,232.45
3/9/2006	Roetzel & Andress	Legal Fees (2/23/2006)	187.00	187.00
3/9/2006	TLC	Threshold Inspection	4,237.50	4,237.50
3/13/2006	Naylor Group	February Fees	1,750.00	1,750.00
3/21/2006	Ink Engineering	Captiva Valet Parking	626.76	626.76
3/21/2006	TLC	Threshold Inspection	3,851.18	3,851.18
3/21/2006	eBlueprint Lakeside	blueprints	82.33	82.33
3/22/2006	PMC	February Professional Fees	17,566.47	17,566.47
3/29/2006	Kraft Construction	GC Appl #3	553,163.01	553,163.01
3/30/2006	Humiston & Moore Engineers, Inc	Overpayment Credit	(597.66)	(597.66)
3/31/2006	Various Brokers	Accrue commissions due	203,025.00	203,025.00
3/31/2006	Roetzel & Andress	1st qtr accrual	1,690.55	1,690.55
3/31/2006	Humiston & Moore Engineers, Inc	1st qtr accrual	2,625.00	2,625.00
3/31/2006	Naylor Group	1st qtr accrual	46.25	46.25
3/31/2006	Kraft Construction	1st qtr accrual	185,000.00	185,000.00
3/31/2006	HKS Accruals	1st qtr accrual	7,125.87	7,125.87
3/31/2006	PMC	1st qtr accrual	11,000.00	11,000.00

Pink Shell Resort
3/1/2006	Micros Systems		1,075.75		1,075.75
3/1/2006	Top Stitch Upholstery	Jo Jo’s	5,552.00		5,552.00
3/13/2006	Hans Wilson Assoc	Task J - Shoreline History	48.75		48.75
3/28/2006	Top Stitch Upholstery	Jo Jo’s	4,200.00		4,200.00
3/31/2006	Micros Systems	1st qtr accrual	2,573.48		2,573.48

White Sand Villas
2/23/2006	Ink Engineering	Survey & Mapping for Fence (2/16/2006)	2,075.00		2,075.00
3/31/2006	White Dove Mattress Co	1st qtr accrual	857.98		857.98
3/31/2006	Spectrum Design	1st qtr accrual	2,479.00		2,479.00
3/31/2006	Spectrum Design	1st qtr accrual	534.60		534.60
3/31/2006	Blue Leaf Hospitality	1st qtr accrual	495.00		495.00
3/31/2006	New West Mattress Co	1st qtr accrual	88.94		88.94

			1,542,525.42	1,522,544.92	19,980.50

Boykin Hotel Properties
Interest on Captiva Construction
2006

								INTEREST		NON-USE FEES
										0.375%
	Principal	Period Outstanding		Number	Base Rate/				Total	Increases	Total	Net	Cumulative
Spend	Amount	From	To	of Days	LIBOR	Spread	Rate	Interest	by Month	in non-use fees	by Month	interest cost	Cost
	838,661.64	2/15/2006	2/28/2006	14	4.6250%	3.750%	8.3750%	2,731.47	2,731.47	122.30	122.30	2,609.17	2,609.17

28,308.42	866,970.06	3/1/2006	3/1/2006	1	4.6250%	3.750%	8.3750%	201.70		9.03
488,297.48	1,355,267.54	3/2/2006	3/8/2006	7	4.6250%	3.750%	8.3750%	2,207.01		98.82
18,984.26	1,374,251.80	3/9/2006	3/12/2006	4	4.6250%	3.750%	8.3750%	1,278.81		57.26
1,750.00	1,376,001.80	3/13/2006	3/20/2006	8	4.6250%	3.750%	8.3750%	2,560.88		114.67
4,560.27	1,380,562.07	3/21/2006	3/21/2006	1	4.6250%	3.750%	8.3750%	321.16		14.38
17,566.47	1,398,128.54	3/22/2006	3/28/2006	7	4.6250%	3.750%	8.3750%	2,276.80		101.95
553,163.01	1,951,291.55	3/29/2006	3/29/2006	1	4.6250%	3.750%	8.3750%	453.94		20.33
(597.66)	1,950,693.89	3/30/2006	3/31/2006	2	4.6250%	3.750%	8.3750%	907.60	10,207.90	40.64	457.07	9,750.83	12,359.99

   Pink Shell
Profit & Loss
 Year to Date

	2/15/2006						3/31/2006						Purchase price adjustment
			White Sand						White Sand						White Sand
	BHP - Pink Shell	Pink Shell	Villas	Sanibel View	Captiva Villas		BHP - Pink Shell	Pink Shell	Villas	Sanibel View	Captiva Villas		BHP - Pink Shell	Pink Shell	Villas	Sanibel View	Captiva Villas
	YTD	Resort YTD	Development	Development	Development	Total	YTD	Resort YTD	Development	Development	Development	Total	YTD	Resort YTD	Development	Development	Development	Total
Rooms Revenue	$—	$1,061,713	$—	$—	$—	$1,061,713	$—	$3,203,948	$—	$—	$—	$3,203,948	$—	$2,142,235	$—	$—	$—	$2,142,235
F&B Revenue	—	182,804	—	—	—	182,804	—	496,758	—	—	—	496,758	—	313,954	—	—	—	313,954
Revenue from sale of condos											1,005,903		—	—	—	—	1,005,903	1,005,903
Other Revenue	—	193,131	(1,503)	(1,038)	—	190,590	—	483,510	(2,771)	(2,192)	—	478,547	—	290,379	(1,268)	(1,154)	—	287,957

TOTAL REVENUE	—	1,437,648	(1,503)	(1,038)	—	1,435,107	—	4,184,216	(2,771)	(2,192)	1,005,903	4,179,253	—	2,746,568	(1,268)	(1,154)	1,005,903	3,750,049

Room Expense	—	311,240	—	—	—	311,240	—	640,969	—	—	—	640,969	—	329,729	—	—	—	329,729
F&B Expense	—	141,451	—	—	—	141,451	—	352,897	—	—	—	352,897	—	211,446	—	—	—	211,446
Cost of Condo Units Sold											907,583		—	—	—	—	907,583	907,583
All Other Expenses	—	167,834	(1,481)	(1,985)	—	164,368	—	370,372	(5,477)	(5,591)	—	359,304	—	202,538	(3,995)	(3,606)	—	194,936

TOTAL DEPT EXPENSE	—	620,525	(1,481)	(1,985)	—	617,059	—	1,364,238	(5,477)	(5,591)	907,583	1,353,170	—	743,713	(3,995)	(3,606)	907,583	1,643,694

Rooms Profit	—	750,473	—	—	—	750,473	—	2,562,979	—	—	—	2,562,979	—	1,812,506	—	—	—	1,812,506
F&B Profit	—	41,353	—	—	—	41,353	—	143,861	—	—	—	143,861	—	102,508	—	—	—	102,508
Condo Profit											98,320		—	—	—	—	98,320	98,320
All Other Profit	—	25,297	(22)	947	—	26,222	—	113,138	2,705	3,399	—	119,242	—	87,841	2,727	2,452	—	93,020

TOTAL DEPT PROFIT	—	817,123	(22)	947	—	818,048	—	2,819,978	2,705	3,399	98,320	2,826,082	—	2,002,855	2,727	2,452	98,320	2,106,354

Administrative and general	—	119,975	—	—	—	119,975	—	275,534	—	—	—	275,534	—	155,559	—	—	—	155,559
Marketing	—	127,481	—	—	98	127,579	—	198,997	3,961	—	4,974	207,932	—	71,516	3,961	—	4,877	80,353
Utilities	—	47,381	100	—	—	47,481	—	91,733	245	—	—	91,978	—	44,352	145	—	—	44,497
Repairs & Maintenance	—	81,397	—	—	—	81,397	—	211,619	2,075	—	—	213,694	—	130,222	2,075	—	—	132,297
Franchise Fees	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Management Fees	—	28,353	—	—	—	28,353	—	84,507	—	—	—	84,507	—	56,154	—	—	—	56,154

TOTAL UNDISTRIBUTED	—	404,587	100	—	98	404,784	—	862,390	6,280	—	4,974	873,644	—	457,803	6,181	—	4,877	468,860

HOUSE PROFIT	—	412,536	(122)	947	(98)	413,264	—	1,957,588	(3,575)	3,399	93,346	1,952,438	—	1,545,052	(3,453)	2,452	93,444	1,637,495

Property Insurance	27,206	14,780	17,050	—	—	59,036	63,569	28,872	45,656	—	—	138,097	36,363	14,092	28,606	—	—	79,061
Property Taxes	10,348	—	6,934	1,112	5,652	24,045	20,695	—	13,868	2,224	11,303	48,090	10,347	—	6,934	1,112	5,651	24,045
Rent	(76,786)	76,786	—	—	—	—	(672,027)	672,027	—	—	—	—	(595,241)	595,241	—	—	—	—
Leases	780	—	—	—	—	780	1,561	—	—	—	—	1,561	780	—	—	—	—	780
Other Fixed Expenses	833	462,651	54	60	11,125	474,723	833	1,297,125	127	89	11,740	1,309,914	—	834,474	72	30	615	835,191

OPERATING INCOME (LOSS)	37,619	(141,681)	(24,159)	(225)	(16,874)	(145,320)	585,369	(40,436)	(63,225)	1,085	70,303	454,776	547,750	101,245	(39,066)	1,310	87,177	698,416

Interest expense (income)	—	—	(27)	(17)	—	(44)	(40,741)	40,741	(38)	(21)	—	(60)	(40,741)	40,741	(11)	(4)	—	(15)
Amortization of deferred financing costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Depreciation expense	79,486	—	23,800	1,115	—	104,401	159,421	—	47,938	2,231	—	209,591	79,935	—	24,139	1,115	—	105,189

NET INCOME (LOSS)	(41,867)	(141,681)	(47,932)	(1,323)	(16,874)	(249,677)	466,689	(81,177)	(111,126)	(1,124)	70,303	245,245	508,556	60,504	(63,194)	199	87,177	593,242

Adjustments to Net Income (Loss)
Depreciation expense	79,486	—	23,800	1,115	—	104,401	159,421	—	47,938	2,231	—	209,591	79,935	—	24,139	1,115	—	105,189
Amortization of deferred financing costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Percentage of Completion Income	—	—	—	—	—	—	—	—	—	—	(1,005,903)	(1,005,903)	—	—	—	—	(1,005,903)	(1,005,903)
Percentage of Completion Expense	—	—	—	—	—	—	—	—	—	—	907,583	907,583	—	—	—	—	907,583	907,583
Pre-2/15 Claims W/C Reserve Adjustment	—	—	—	—	—	—		50,407				50,407	—	50,407	—	—	—	50,407
Other adjustments	166	—	—	—	2,218	2,384	166	10,184	—	—	2,218	12,568	—	10,184	—	—	—	10,184

ADJUSTED INCOME	37,785	(141,681)	(24,132)	(208)	(14,656)	(142,892)	626,277	(20,586)	(63,187)	1,107	(25,799)	419,491	588,491	121,095	(39,055)	1,314	(11,143)	660,703

Purchase Price	Pink Shell
Pink Shell profit adjustment	(660,702.69)
Pre-Feb 15 th capital — Pink Shell	841,027.56
Post Feb 15 th capital — Pink Shell	1,542,525.42
Interest through 3/31/2006 — PSR	12,359.99
Pink Shell inventory adjustment	(48,886.01)

Total Purchase Price Adj.	$1,686,324.27

Exhibit F
Payment Agent Letter
[Payment Agent Name]
[Payment Agent Address]
May ___, 2006
     Re: Payment of Merger Consideration
Ladies and Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger, dated May ___, 2006, among [Parent], [REIT Merger Sub], [OP Merger Sub], [Company] and [Operating Partnership] (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
     Pursuant to the Merger Agreement, the undersigned, JABO LLC, a Delaware limited liability company (“Unitholder”) is entitled to receive certain Common Share Merger Consideration of no less than $___1 (the “Merger Consideration”). [Unitholder] hereby authorizes and directs [ Payment Agent] to pay the Merger Consideration, or such portion thereof as is set forth on Schedule 1 attached hereto, to Boykin Lodging Company, an Ohio corporation (the “Company”), or the Company’s designee identified on Schedule 1, pursuant to the wire transfer instructions set forth on Schedule 1.

Sincerely,

[Unitholder]

[1]	The Company shall be entitled to insert the appropriate amount of Merger Consideration and complete Schedule 1 prior to delivery to the Payment Agent.

Schedule 1
Wire Transfer Instructions
Payee:
Payee EIN:
Payment Amount:$
Wire Transfer Instructions: